UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2018

ARCHROCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9807 Katy Freeway, Suite 100
Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 836-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 24, 2018, Mark A. McCollum notified Archrock, Inc. (the “Company”) of his resignation from the board of directors of the Company (the “Board”) and as a member of the Board’s Audit Committee on such date.  Mr. McCollum informed the Board that his resignation was due to his obligations as president and chief executive officer of Weatherford International plc and not due to any disagreement with the Company or any matter relating to its operations, policies or practices.

In addition, on July 25, 2018, Edmund P. Segner, III was appointed to the Board to fill the vacancy resulting from Mr. McCollum’s resignation.  The Board has determined that Mr. Segner meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards.  Mr. Segner will also serve as a member of the Board’s Audit Committee.  Mr. Segner’s addition to the Board is effective as of July 25, 2018.

Mr. Segner, 64, previously served as a director of Archrock GP LLC, the managing general partner of Archrock Partners, L.P. (“APLP”), from 2009 until APLP’s merger with a wholly-owned subsidiary of the Company in April 2018.  Mr. Segner is a Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston). Mr. Segner retired from EOG Resources, Inc. (a publicly traded independent oil and gas exploration and production company) in 2008, having served as president, chief of staff and director from 1999 to 2007 and as principal financial officer from 2003 to 2007. He currently serves as director, chairman of the reserves and environment, health and safety committee and member of the audit and compensation committees of HighPoint Resources Corporation (a company engaged in exploration and development of natural gas and oil reserves in the Rocky Mountain region of the U.S.) and as lead director, audit committee chair and member of the nominating and governance committee of Laredo Petroleum, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.).

There are no family relationships between Mr. Segner and any director or other executive officer of the Company nor are there any transactions between Mr. Segner or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission (the “Commission”). Further, there is no arrangement or understanding between Mr. Segner and any other persons or entities pursuant to which Mr. Segner was appointed as a director of the Company.

Upon his appointment to the Board, Mr. Segner became entitled to a pro-rated portion of the Company’s non-employee director compensation. The specific terms of the Company’s non-employee director compensation arrangements are described further in the Company’s annual proxy statement that was filed with the Commission on March 21, 2018.

Item 7.01    Regulation FD Disclosure.

A press release dated July 25, 2018, announcing the resignation of Mr. McCollum and the appointment of Mr. Segner as a director is filed as Exhibit 99.1 to this report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are furnished as part of this report:

Exhibit
No.	Description
99.1	Company press release dated July 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHROCK, INC.

July 25, 2018	By:	/s/ STEPHANIE C. HILDEBRANDT
Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Secretary